Exhibit 5.1
                              LANE & MITTENDORF LLP
                                 320 Park Avenue
                            New York, New York 10022
                                 (212) 508-3200
                            Facsimile: (212) 508-3230


Cable & Co. Worldwide, Inc.                                        June 11, 1997
724 Fifth Avenue
New York, NY 10019



                     Re: Registration Statement on Form S-8

Gentlemen:

        We refer to the offering (the "Offering") of 1,375,000 shares of Common Stock, $.01 par value (collectively, the "Securities") of Cable & Co. Worldwide, Inc., a Delaware corporation (the "Company"), being registered on behalf of the Company, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

        In furnishing our opinion, we have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates. Finally, we have obtained from officers of the Company such assurances as we have considered necessary for the purposes of this opinion.

        Based upon and subject to the foregoing and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that when the Securities to be sold for the account of the Company shall have been sold as contemplated in the Registration Statement, then all of the Securities, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

        We hereby consent to the use of our name in the Registration Statement and in the prospectus forming a part of the Registration Statement (the "Prospectus"), to references to this opinion contained therein under the caption of the Prospectus entitled "Legal Matters," and to the inclusion of this opinion in the Exhibits to the Registration Statement.



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           It should be noted  that  Martin C.  Licht,  a partner  of this firm, serves in a business capacity on the Board of Directors of the Company. No knowledge that he may have as a result of his business association with the Company is to be imputed to this firm.

        We are members of the Bar of the State of New York and we do not express herein any opinion as to any matters governed by any law other than the law of the State of New York, the corporate law of the State of Delaware, and the Federal laws of the United States.

        This opinion is limited to the matters set forth herein, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the Securities pursuant to and as contemplated by the Registration Statement.

                             Very truly yours,


                             LANE & MITTENDORF LLP